Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information and explanatory notes present how the combined balance sheets of Capital One Financial Corporation (“Capital One” or the “Company”), ING Bank, fsb and Other Assets and Liabilities acquired, primarily real estate, may have appeared had the businesses actually been combined as of December 31, 2011 and how the combined income statement may have appeared for the year ended December 31, 2011 assuming the acquisition was completed on January 1, 2011. The unaudited pro forma condensed combined financial information shows the impact of the acquisition on the combined balance sheet and the combined statement of income under the acquisition method of accounting with Capital One treated as the acquirer. Under this method of accounting, the assets and liabilities of ING Direct are recorded by Capital One at their estimated fair values as of the date the acquisition is completed. References to “ING Direct” refer to the business and assets of ING Bank, fsb and other assets acquired and liabilities assumed.

It is anticipated that the acquisition of ING Direct will provide Capital One with financial benefits such as expense and funding efficiencies and revenue enhancements and also result in Capital One incurring integration and restructuring expenses, among other factors, although no assurances can be given that such benefits and costs will actually be realized. These potential benefits and expenses have not been reflected in the unaudited pro forma condensed combined financial information. As required, the unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the transaction and factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed acquisition completion date are not included. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. The unaudited pro forma business combination adjustments for the acquisition of ING Direct include the business combination adjustments recorded when Capital One finalized its accounting for the acquisition, which was completed on February 17, 2012, based upon the fair value of the assets acquired and liabilities assumed.

The unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Capital One and ING Direct.

Unaudited Pro Forma Condensed Combined Balance Sheet

The following preliminary unaudited pro forma condensed combined balance sheet as of December 31, 2011 combines the December 31, 2011 historical balance sheets of Capital One, ING Bank, fsb and other assets acquired and liabilities assumed, assuming the companies had been combined on December 31, 2011 under the acquisition method of accounting.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

For the year ended December 31, 2011

(In Millions, Except Per Share Data)

	Capital One	ING Bank, fsb	Other Assets & Liabilities		Pro Forma Adjustments			Capital One and ING Direct Combined
Assets:
Cash and due from banks	$2,097	$33		$127	$			$2,257
Interest-bearing deposits with banks	3,399	6,451				11,461	(L)	21,311
						(4,394)	(A)	(4,394)
Federal funds sold and securities purchased under agreements to resell	342							342

Cash and cash equivalents	5,838	6,484		127		7,067		19,516
Restricted cash for securitization investors	791							791
Securities available for sale, at fair value	38,759	29,240				19	(K)	68,018
Securities held to maturity		575						575
Securities trading, at fair value		3						3
Notes receivable		11,461				(11,461)	(L)	0
Loans held for investment:
Unsecuritized loans held for investment, at amortized cost	88,242	41,515				(445)	(B)	129,312
Restricted loans for securitization investors	47,650							47,650

Total loans held for investment	135,892	41,515				(445)		176,962
Less: Allowance for loan and lease losses	(4,250)	(452)				452	(B)	(4,250)

Net loans held for investment	131,642	41,063				7		172,712
Loans held for sale, at lower-of-cost-or-fair value	201							201
Accounts receivable from securitizations	94							94
Premises and equipment, net	2,748	100		33		110	(K)	2,991
Interest receivable	1,029	195						1,224
Goodwill	13,592	120				(120)	(C)	13,592
Core deposit intangibles						209	(D)	209
Other identifiable intangibles		64				85	(D)	149
Other	11,325	2,907		15		(154)	(F)	14,093
						7	(K)	7

Total assets	$206,019	$92,212		$175		$(4,231)		$294,175

Liabilities:
Interest payable	$466	$2	$		$			$468
Customer deposits:
Non-interest bearing deposits	18,281							18,281
Interest bearing deposits	109,945	82,981		(1)		13	(E)	192,938

Total customer deposits	128,226	82,981		(1)		13		211,219
Securitized debt obligations	16,527							16,527
Other debt:
Federal funds purchased and securities loaned or sold under agreements to repurchase	1,464							1,464
Senior and subordinated notes	11,034							11,034
Other borrowings	10,536			6				10,542

Total other debt	23,034			6				23,040
Other liabilities	8,100	176		14				8,290
						(44)	(E)	(44)
Total liabilities	176,353	83,159		19		(31)		259,500

Stockholders’ equity:
Common stock	5							5
Paid-in capital, net	19,274	9,647				2,000	(A)	30,921

						(9,647)	(G)	(9,647)

						2,638	(G)	2,638

						444	(C)	444
Retained earnings / (accumulated deficit)	13,462	(318)		156		162	(G)	13,462

						(73)	(N)	(73)
Accumulated other comprehensive income (loss), net of taxes	169	(276)				276	(G)	169
Less: Treasury stock, at cost	(3,244)							(3,244)

Total stockholders’ equity	29,666	9,053		156		(4,200)		34,675

Total liabilities and stockholders’ equity	$206,019	$92,212		$175		$(4,231)		$294,175

Unaudited Pro Forma Condensed Combined Statement of Income

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2011 combines the historical income statements of Capital One and ING Bank, fsb assuming the companies had been combined on January 1, 2011 under the acquisition method of accounting.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2011

(In Millions, Except Per Share Data)

	Capital One	ING Bank, fsb	Other Assets & Liabilities		Pro Forma Adjustments		Capital One and ING Direct Combined
Interest income:
Loans held for investment, including past-due fees	$13,774	$1,658	$		$(179)	(B)	$15,253
Investment & notes receivable	1,137	850			(159)	(L)	1,828
Other	76	10					86

Total interest income	14,987	2,518			(338)		17,167

Interest expense:
Deposits	1,187	836			(10)	(E)	2,013
Securitized debt obligations	422						422
Senior and subordinated notes	300						300
Other borrowings	337	15			51	(A)	403
Total interest expense	2,246	851			41		3,138

Net interest income	12,741	1,667			(379)		14,029
Provision for loan and lease losses	2,360	465			(465)	(B)	2,360

Net interest income after provision for loan and lease losses	10,381	1,202			86		11,669

Non-interest income:
Servicing and securitizations	44						44
Service charges and other customer-related fees	1,979	79					2,058
Interchange fees	1,318	17					1,335
Total other-than-temporary losses	(131)	(319)			319	(M)	(131)

Less: Non-credit component of other-than-temporary losses recorded in AOCI	110	245			(245)	(M)	110

Net other-than-temporary impairment losses recognized in earnings	(21)	(74)			74		(21)
Other	218	(322)		3	444	(C)	343

Total non-interest income (loss)	3,538	(300)		3	518		3,759

Non-interest expense:
Salaries and associate benefits	3,023	240					3,263
Marketing	1,337	75					1,412
Communications and data processing	681	20					701
Supplies and equipment	539	4					543
Occupancy	490	26					516
Other	3,262	299		1	(10)	(H)	3,552
					128	(D)	128

Total non-interest expense	9,332	664		1	118		10,115

Income from continuing operations before income taxes	4,587	238		2	486		5,313
Income tax provision	1,334	82			15	(I)	1,431

Net income from continuing operations, net of tax	$3,253	$156		$2	$471		$3,882

Basic earnings per common share:
Net income per basic common share	$6.85						$7.06

Diluted earnings per common share:
Net income per diluted common share	$6.80						$7.02

Dividends paid per common share	$0.20						$0.17

Basic common shares	456				94	(J)	550

Dilutive potential common shares	459				94	(J)	553

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the acquisition is included as of and for the year ended December 31, 2011. The historical financial statements of ING Direct have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of Capital One. The unaudited pro forma condensed combined financial information reflects the application of accounting principles generally accepted in the United States of America (“US GAAP”) as of and for the year ended December 31, 2011. The adoption of new or changes to existing US GAAP subsequent to the unaudited condensed combined pro forma financial statement date may result in changes to the presentation of the unaudited pro forma condensed combined financial information, if material.

The unaudited pro forma condensed combined financial information includes the business combination adjustments of ING Direct recorded when Capital One finalized its accounting for the acquisition, which was completed on February 17, 2012, based upon the fair value of the tangible and identifiable intangible assets and liabilities of ING Direct as of the closing date.

The pro forma basic and diluted potential common shares were calculated using the actual weighted-average shares outstanding for Capital One for the periods presented, plus the incremental shares issued or expected to be issued, assuming the transactions occurred on January 1, 2011.

The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the acquisitions been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

ING Direct Acquisition

On February 17, 2012, Capital One completed the previously announced acquisition of ING Direct from ING Groep N.V., ING Bank N.V., ING Direct N.V. and ING Direct Bancorp (collectively, the “ING Direct Sellers”), pursuant to the Purchase and Sale Agreement, dated as of June 16, 2011, by and among each of the ING Direct Sellers and Capital One. The aggregate consideration paid by the Company in the acquisition was 54,028,086 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Capital One and approximately $6.3 billion in cash. ING Direct is headquartered in Wilmington, Delaware. Since launching in the U.S. in 2000, ING Direct – the operating name of ING Bank, fsb, a federally chartered savings bank – has become the largest direct bank in the United States.

The business combination was accounted for using the acquisition method of accounting. Accordingly, the assets acquired (including identifiable intangible assets) and liabilities assumed of ING Direct were recognized at fair value, with a residual bargain purchase gain recognized to the extent the fair value of the net assets exceeded the purchase price.

On February 17, 2012, Capital One issued the Shares to ING Bank, N.V. as partial consideration for the acquisition. On February 16,

2012, Capital One settled the forward share sale transactions entered into under the letter agreements (the “Forward Sale

Agreements”), dated as of July 14, 2011, with each of Barclays Capital Inc., acting as agent for Barclays Capital PLC, and Morgan

Stanley & Co. LLC relating to the public offering of 40,000,000 shares of Common Stock in July 2011 (the “Offered Shares”). Pursuant to the Forward Sale Agreements, Capital One issued the Offered Shares at settlement. The net proceeds to Capital One were at a forward sale price per share of $48.17, for a total of approximately $1.9 billion. Capital One used the proceeds, along with the issuance of the Shares and cash sourced from existing liquidity, $3.0 billion of which was raised through the senior debt offering completed in July 2011, to fund the acquisition of ING Direct.

Note 2 – Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the acquisition includes the unaudited pro forma balance sheet as of December 31, 2011, assuming the acquisition of ING Direct was completed on December 31, 2011. The unaudited pro forma income statement for the year ended December 31, 2011 was prepared assuming the acquisition of ING Direct was completed on January 1, 2011.

Acquisition Pro Forma Adjustments

The unaudited pro forma condensed combined financial information reflects the issuance of approximately 54.0 million shares of Common Stock and the payment of approximately $6.3 billion in cash consideration in connection with the acquisition of ING Direct.

A reconciliation of the bargain purchase gain recognized as a result of the ING Direct assets acquired and liabilities assumed is as follows (in millions):

Costs to acquire ING Direct:

Capital One common stock issued	$2,638	(G)
Cash consideration paid	6,321	(A)

Total consideration paid for ING Direct	8,959

ING Direct’s net assets at fair value:

ING Direct stockholders’ equity at December 31, 2011	9,209	(G)
Elimination of ING Direct’s intangibles (including goodwill) and related deferred tax liability	(161)	(D), (F)
Adjustments to reflect assets acquired at fair value:
Securities available for sale	19	(K)
Net loans	7	(B)
Deferred tax assets	(46)	(F)
Other assets	117	(K)
Adjustments to reflect liabilities assumed at fair value:
Interest-bearing deposits	(13)	(E)
Other liabilities	44	(E)

Less: Adjusted identifiable net assets acquired	9,176

Core deposit intangibles:
Adjustment to recognize core deposit intangibles	(209)	(D)
Adjustment to recognize deferred tax liability from core deposit intangibles	76	(F)

Trade name:
Adjustment to recognize trade name	(48)	(D)
Adjustment to recognize deferred tax liability from trade name	18	(F)

Other intangibles:
Adjustment to recognize other intangibles	(101)	(D)
Adjustment to recognize deferred tax liability from other intangibles	37	(F)

Less: Intangibles and related deferred tax liability for all intangibles	(227)

Total bargain purchase gain	$(444)

(A)	Adjustment to recognize cash consideration paid to complete the acquisition of ING Direct. Capital One financed some of the cash portion of the acquisition through a combination of public equity and debt offerings. Capital One completed its financing of the $6.3 billion cash portion of the transaction via offerings of a forward sale of $1.9 billion of equity ($2.0 billion less expenses of $73 million) settled on February 16, 2012 and the remaining $4.4 billion funded from current liquidity, $3.0 billion of which was raised through a senior debt offering (underwriting fees of approximately $11 million have been recorded as a deferred asset), that were priced during the week of July 11, 2011. The unaudited pro forma combined income statement impact of the additional borrowings resulted in a pre-tax increase to interest expense of $51 million for the year ended December 31, 2011. Due to the fact that this debt was issued early in the third quarter of 2011, Capital One’s historical income statement for the year ended December 31, 2011 already reflected interest expense of approximately $51 million arising from such debt, equating to an annual interest expense of approximately $102 million. Capital One calculated the cost of the borrowings needed to complete the transaction using an interest rate of approximately 3.43% per annum for the year ended December 31, 2011. Capital One may choose to repay any such additional borrowings with cash from operations, net of securities maturities or future market borrowings.

(B)	Adjustment to eliminate ING Direct’s historical allowance for loan losses and to adjust ING Direct’s loan portfolio to fair value. The accretable yield will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustment reflected is based upon fair value information as of December 31, 2011. The unaudited pro forma combined income statement impact for recognition of the accretable yield resulted in a decrease to interest income of $179 million for the year ended December 31, 2011. In addition, the elimination of the provision for loan losses of $465 million for the year ended December 31, 2011 is reflected in the pro forma income statement.

(C)	Adjustment to eliminate historical ING Direct goodwill of $120 million. Because the fair value of the net assets acquired exceeded the consideration paid by Capital One, no goodwill was recognized from the acquisition of ING Direct. Instead, a bargain purchase gain of $444 million was recognized. See the reconciliation of the excess of ING Direct’s net assets acquired over consideration paid by Capital One (above) for more information.

(D)	Adjustment to recognize core deposit intangibles of $209 million, eliminate ING Direct’s historical other identifiable intangibles of $64 million, and recognize other identifiable intangibles of $149 million ($85 million, net of other identifiable intangibles adjustment), and the related unaudited pro forma combined income statement impact resulting from the acquisition. The unaudited pro forma combined income statement impact for the adjustment resulted in a net increase to other non-interest expense of $128 million for the amortization of intangibles for the year ended December 31, 2011. See Note 3 – Core Deposit Intangibles for more information.

(E)	Adjustment to ING Direct’s interest-bearing deposits of $13 million and other liabilities of $44 million to record at fair value. Approximately $10 million of the fair value adjustment for interest-bearing deposits is recognized in earnings as a pro forma adjustment for the year ended December 31, 2011 using the effective yield method.

(F)	Adjustment to eliminate ING Direct’s historical deferred tax liability of $23 million and record a reduction of net deferred tax assets, inclusive of the $23 million historical deferred tax liability elimination, of $154 million attributable to the fair value adjustments.

(G)	Adjustment to eliminate ING Direct’s historical stockholders’ equity. The acquisition included the issuance of approximately 54.0 million shares of Common Stock, in addition to the cash consideration discussed in unaudited pro forma adjustment (A). For purposes of these pro forma financial statements, the issuance of Common Stock is recognized in the unaudited pro forma balance sheet at the closing price on the NYSE on February 17, 2012 of $48.83 per share, which results in an increase to Capital One’s total stockholders’ equity of $2.6 billion. For more detail about the structure of the acquisition of ING Direct, see Note 1 – Basis of Pro Forma Presentation.

(H)	Adjustment to eliminate $10 million of amortization for intangible assets recorded on ING Direct’s historical income statement for the year ended December 31, 2011.

(I)	Adjustment to record the net tax effect of the unaudited pro forma adjustments based on the effective tax rate of 36.5%.

(J)	Represents the pro forma basic and diluted potential common shares for the incremental shares issued in connection with the acquisition of ING Direct, assuming the transaction occurred on January 1, 2011.

(K)	Adjustment to ING Direct’s investment securities available for sale of $19 million, fixed assets of $110 million and other assets of $7 million to record at fair value. The related fixed asset depreciation expense does not have a material impact on the unaudited pro forma combined income statement for the year ended December 31, 2011.

(L)	Adjustments to reflect the settlement of the note receivable associated with the ING Direct Illiquid Assets Back-Up Facility (the “Facility”). The Facility was entered into by the parent of ING Direct and the Dutch government. As a condition to the business combination, the parent of ING Direct settled the note receivable at fair value with cash at closing of the acquisition of ING Direct. This adjustment shows the impact as of December 31, 2011 and is reflected in the determination of goodwill based on the adjustment that actually occurred at closing of the acquisition of ING Direct on February 17, 2011. An income statement adjustment for interest income on the note receivable of $159 million for the year ended December 31, 2011 is reflected.

(M)	Adjustment to reflect the elimination of the other-than-temporary impairment losses on ING Direct’s available for sale securities.

(N)	Adjustment for direct incremental costs associated with the acquisition and the related tax impact.

Note 3 – Core Deposit Intangibles

The pro forma business combination adjustments include the establishment of core deposit intangibles of $209 million as of December 31, 2011. The $209 million was based on a third-party valuation using a combination of ING Direct specific deposit information and industry specific benchmarks. The amortization of the core deposit intangibles resulting from the acquisition in the pro forma statement of income for the year ended December 31, 2011 was assumed to be over a 10-year period using an accelerated amortization method.

The following table summarizes the amortization of the core deposit intangibles made in connection with the ING Direct acquisition at a statutory annual tax rate of 36.5% (in millions):

	Gross Amortization	Gross Amortization
	Gross Amortization	Net Amortization
Year 1	$55	$35
Year 2	47	30
Year 3	38	24
Year 4	30	19
Year 5	21	13
Year 6 and thereafter	18	12

Total	$209	$133